Exhibit 99.1

OUTERWALL INC. ANNOUNCES 2015 SECOND QUARTER RESULTS

Board Names Erik E. Prusch CEO;

Company Reports Solid Execution and Expense Management;

Redbox and Coinstar Deliver Strong Margins and Enhanced Profitability;

ecoATM Non-Cash Goodwill Impairment Charge Impacts GAAP Results

BELLEVUE, Wash. – July 30, 2015 – Outerwall Inc. (Nasdaq: OUTR) today reported financial results for the second quarter ended June 30, 2015.

“In the second quarter we continued to execute on our key strategies and delivered core results that were up significantly year-over-year across the board,” said Nora M. Denzel, Outerwall’s interim chief executive officer. “Although we recognized a goodwill impairment for ecoATM during the quarter, given its unique value proposition, we still expect ecoATM revenue growth and profitability over time as the business scales. Overall, our outlook for the second half of 2015 remains positive, with a strong box office expected in the fourth quarter.”

The company also separately announced today that its board of directors has appointed Erik E. Prusch as chief executive officer effective July 31, 2015. Prusch will succeed Denzel, who will remain on the board.

“Erik joins Outerwall with more than 25 years of successful leadership and operations experience in consumer, retail, and technology companies, and I look forward to working with him to ensure a smooth transition,” said Denzel.

During the three months ended June 30, 2015, the company recognized a non-cash, non-tax deductible charge for goodwill impairment of $85.9 million related to its ecoATM business segment. The impairment charge reflects the impact of competitive pressures on ecoATM and lowered expectations for future revenue growth. The charge resulted in a GAAP reported loss. Core results exclude the impact of the impairment charge as a non-core adjustment.

	2015	2014	Change
	Second Quarter	Second Quarter	%
GAAP Results
• Consolidated revenue	$545.4 million	$546.5 million	(0.2)%
• Income (loss) from continuing operations	$(47.4) million	$23.8 million	(298.7)%
• Net income (loss)	$(45.6) million	$21.8 million	(309.7)%
• Diluted earnings (loss) from continuing operations per common share*	$(2.66)	$1.15	(331.3)%
• Net cash provided by operating activities	$75.1 million	$62.8 million	19.6%

Core Results**
• Core adjusted EBITDA from continuing operations	$121.8 million	$111.7 million	9.1%
• Core diluted EPS from continuing operations*	$2.19	$1.52	44.1%
• Free cash flow	$55.6 million	$36.8 million	51.4%

*	Beginning in the first quarter of 2015, the company applied the two-class method of calculating earnings per share for its GAAP results because the impact of unvested restricted shares as a percentage of total common shares outstanding became more dilutive given the level of stock repurchases over the prior year. Core diluted EPS from continuing operations continues to be reported under the treasury stock method.
**	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results.

Highlights from the second quarter 2015 include:

•	Delivered 9.1% growth in core adjusted EBITDA from continuing operations to $121.8 million on essentially flat revenue reflecting solid execution and continued expense management

•	Core diluted EPS from continuing operations grew 44.1% to $2.19 driven by higher profitability, a lower tax rate and lower share count

•	Twentieth Century Fox Home Entertainment signed a new two-year, 28-day delay agreement with Redbox and Sony Pictures Home Entertainment recently extended the existing day and date agreement through September 2016

•	Free cash flow grew 51.4% to $55.6 million bringing the year to date total to $141.0 million

•	Repurchased 284,537 shares of common stock for $22.0 million and paid another quarterly dividend of $0.30 per share

“In the second quarter, we delivered solid growth in core adjusted EBITDA, core diluted EPS from continuing operations and free cash flow through solid execution as we continue to align costs and capital expenditures with revenue and optimize the kiosk networks. Our performance allows us to raise expectations for core adjusted EBITDA and core diluted EPS from continuing operations and free cash flow for 2015,” said Galen C. Smith, Outerwall’s chief financial officer.

“We remain committed to our disciplined approach to capital allocation and returning 75-to-100 percent of annual free cash flow to shareholders,” continued Smith. “In addition to paying out the quarterly dividend, we repurchased another $22 million in common stock in the quarter.”

CONSOLIDATED RESULTS

GAAP Results

Consolidated revenue for the second quarter of 2015 was down slightly to $545.4 million, compared with $546.5 million in the second quarter of 2014, on lower revenue from Redbox nearly offset by higher revenue from ecoATM and Coinstar.

The loss from continuing operations for the second quarter of 2015 was $47.4 million, or $2.66 of diluted loss from continuing operations per common share, compared with income from continuing operations of $23.8 million, or $1.15 of diluted earnings from continuing operations per common share, in the second quarter of 2014, primarily due to the non-cash $85.9 million goodwill impairment charge recognized in the second quarter of 2015.

Net cash provided by operating activities increased 19.6% to $75.1 million in the second quarter of 2015, compared with $62.8 million in the second quarter of 2014. The increase was primarily due to higher Redbox segment operating income and a change in net non-cash income and expense included in net income and a decrease in net cash outflows from changes in working capital.

Cash capital expenditures for the second quarter of 2015 decreased 25.2% to $19.5 million, compared with $26.1 million in the second quarter of 2014, with the decrease primarily related to lower capital expenditures in the company’s Redbox and Coinstar segments.

Core Results

Core adjusted EBITDA from continuing operations for the second quarter of 2015 was $121.8 million, which excludes the $85.9 million non-cash goodwill impairment charge and other non-core adjustments, an increase of $10.2 million, or 9.1%, compared with $111.7 million for the second quarter of 2014. The year-over-year increase was primarily due to higher Redbox segment operating income in the second quarter of 2015.

Core diluted EPS from continuing operations for the second quarter of 2015 was $2.19, an increase of 44.1% compared with $1.52 per diluted share in the second quarter of 2014. The increase was primarily attributable to the results of operations described and a reduction in the number of weighted average shares used in the diluted per share calculation due to stock repurchases. Non-core adjustments in the second quarter of 2015 amounted to $4.82 compared with $0.34 in the second quarter of 2014.

Free cash flow for the second quarter of 2015 was $55.6 million, an increase of $18.9 million, or 51.4%, compared with $36.8 million in the second quarter of 2014, primarily driven by higher net operating cash flow and lower capital expenditures.

SEGMENT RESULTS

Redbox

Redbox segment revenue for the second quarter of 2015 was $439.0 million, compared with $442.8 million in the second quarter of 2014, a modest 0.9% year-over-year decline despite a 13.1% decrease in rentals, as the recent price increases largely offset the impact of lower rentals.

Redbox generated approximately 146.0 million rentals in the second quarter of 2015, down from approximately 168.1 million rentals in the second quarter of 2014, primarily driven by a decline in video game rentals from a consumer transition to new generation platforms, lower demand from price-sensitive customers following the price increases, the expected secular decline in the physical market, and the removal of underperforming kiosks. Movie rentals were further impacted by weaker content and the timing of the release slate, as well as an increase in competition for viewing time from several significant theatrical releases during the second quarter of 2015.

Net revenue per rental was $3.00 in the second quarter of 2015, an increase of $0.37, or 14.1%, from $2.63 in the second quarter of 2014. The increase in net revenue per rental was primarily the result of the price increases, partially offset by an expected increase in single night rental activity as a result of the price increases.

Redbox segment operating income in the second quarter of 2015 was $98.9 million, an increase of 14.7%, compared with $86.2 million in the second quarter of 2014. Segment operating margin increased 300 basis points to 22.5% in the second quarter of 2015, compared with segment operating margin of 19.5% in the second quarter of 2014, primarily attributable to a decrease in direct operating expenses, driven by gross margin improvement. Direct operating and marketing expense also improved as the company continued to drive operating efficiencies in the business to align the cost structure with an anticipated gradual decline in physical rental demand.

Coinstar

Coinstar segment revenue was $80.3 million, an increase of $0.4 million, or 0.5%, compared with $79.9 million in the second quarter of 2014, primarily due to the growth in the number of Coinstar Exchange kiosks and transactions partially offset by decreased revenue for Coinstar in the U.S. due to a reduction in volume.

The U.K. business continued to benefit from the increased coin voucher product transaction fee implemented in August 2014, however the benefit was offset by the unfavorable exchange rate impact on U.K. revenue in the second quarter of 2015 due to the strengthening of the U.S. dollar versus the British pound as compared with the second quarter of 2014.

The average Coinstar transaction size increased on a year-over-year basis, while the number of transactions declined for the second quarter of 2015, reflecting larger pours and less frequent visits and a slight decrease in the U.S. kiosk base year-over-year as a result of continued optimization efforts.

Coinstar segment operating income was $31.9 million in the second quarter of 2015, an increase of $1.1 million, or 3.6%, compared with $30.8 million in the second quarter of 2014. Coinstar segment operating margin increased 120 basis points to 39.8% for the second quarter of 2015, compared with 38.6% in the second quarter of 2014, as the business continues to identify opportunities to reduce costs and actively manage expenses.

ecoATM

Revenue in the ecoATM segment was $26.1 million in the second quarter of 2015, an increase of $2.3 million, or 9.5%, compared with $23.8 million in the second quarter of 2014, primarily due to the increase in the number of ecoATM installed kiosks, offset by a lower average selling price on value devices due to a lower mix of higher value devices and lower collections per kiosk compared with the second quarter of 2014.

ecoATM installed approximately 120 net new kiosks in the quarter, primarily in the mass merchant channel, and ended the quarter with a total of 2,260 kiosks installed. During the quarter, ecoATM also redeployed approximately 70 underperforming kiosks from the grocery channel to the mall and mass merchant channels to optimize the profitability of the ecoATM kiosk network.

Collections of value devices on a per kiosk basis were lower in the second quarter of 2015 than in the second quarter of 2014 as a result of fewer transactions at the kiosks, primarily due to competition from carriers. Carrier marketing also impacted the number of higher value devices and the mix of overall value devices collected in the second quarter of 2015, which were the primary reasons for the decline in the average selling price of value devices compared with the second quarter of 2014. Compared with the first quarter of 2015, collections of higher value devices, collections per kiosk and the average selling price improved slightly in the second quarter of 2015 but were below our expectations and historical seasonal trends.

The segment operating loss increased $88.4 million in the second quarter of 2015 to $92.8 million, compared with $4.5 million in the second quarter of 2014, primarily due to the $85.9 million goodwill impairment charge recognized in the second quarter of 2015. Excluding the $85.9 million goodwill impairment charge, the segment operating loss increased $2.5 million, primarily due to an increase in direct operating expenses associated with the increase in the installed kiosk base. As the company continues to install additional ecoATM kiosks and existing kiosks continue to ramp, the company expects to leverage the fixed cost portions of direct operating expenses.

CAPITAL ALLOCATION

On July 28, 2015, the company’s board of directors declared a quarterly cash dividend of $0.30 per share expected to be paid on September 15, 2015, to all stockholders of record as of the close of business on August 28, 2015.

During the second quarter of 2015, the company repurchased 284,537 shares of common stock at an average price per share of $77.40 for $22.0 million. As of June 30, 2015, there was approximately $353.4 million remaining under the company’s stock repurchase authorization.

2015 ANNUAL GUIDANCE

The following table presents the company’s updated full-year 2015 guidance and reflects the company’s second quarter results and current outlook on the remainder of the year:

2015 FULL-YEAR GUIDANCE	As of
Dollars in millions, except per share data	July 30, 2015
Consolidated results
Revenue	$2,263 — $2,353
Core adjusted EBITDA from continuing operations(1)	$481 — $515
Core diluted EPS from continuing operations(1)(2)	$8.12 — $9.12
Free cash flow(1)	$231 — $271
Weighted average diluted shares outstanding(2)	17.9 — 18.0
Core effective tax rate	35.5% — 37.5%
Segment revenue
Redbox	$1,850 — $1,925
Coinstar	$313 — $318
ecoATM	$100 — $110
Capital expenditures
Redbox	$15 — $20
Coinstar	$16 — $20
ecoATM	$25 — $34
Corporate	$26 — $33

Total CAPEX	$82 — $107

Net kiosk installations
Redbox	(1,000) — (1,900)
Coinstar	0 — (100)
ecoATM	400 — 500

(1)	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results
(2)	Excludes the impact of any potential share repurchases for the remainder of 2015

ADDITIONAL INFORMATION

Additional information regarding the company’s 2015 second quarter operating and financial results and guidance is included in the company’s prepared remarks, which, as well as this press release, are posted on the Investor Relations section of the corporate website at ir.outerwall.com.

CONFERENCE CALL

The company will host a conference call today at 2:30 p.m. PDT (5:30 p.m. EDT) to discuss second quarter 2015 earnings results and an update to 2015 guidance. The conference call will be webcast live and archived on the Investor Relations section of Outerwall’s website at ir.outerwall.com. A recording of the call will be available approximately two hours after the call ends through August 13, 2015, at 1-855-859-2056 or 1-404-537-3406, using conference ID 74496002.

ABOUT OUTERWALL INC.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company delivers breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2015 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM and SAMPLEit,

•	our ability to repurchase stock and the availability of an open trading window,

•	our declaration and payment of dividends, including our board’s discretion to change the dividend policy,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	loss of key personnel or the inability of replacements to quickly and successfully perform in those new roles,

•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of this press release. Outerwall Inc. undertakes no obligation to update the information provided herein.

# # #

(Consolidated Financial Statements, Business Segment Information and Appendix A Follow)

Investor Contact:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@outerwall.com

Media Contact:

Art Pettigrue

Senior Director, Communications

425-943-8576

art.pettigrue@outerwall.com

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue	$545,369	$546,527	$1,154,005	$1,144,289
Expenses:
Direct operating(1)	369,619	381,734	774,803	801,376
Marketing	8,047	9,136	16,467	16,129
Research and development	2,039	3,412	4,123	6,886
General and administrative	48,783	48,596	97,339	101,204
Restructuring and lease termination costs	—	—	15,851	557
Goodwill impairment	85,890	—	85,890	—
Depreciation and other	45,174	47,812	87,860	95,754
Amortization of intangible assets	3,309	3,840	6,618	7,682

Total expenses	562,861	494,530	1,088,951	1,029,588

Operating income (loss)	(17,492)	51,997	65,054	114,701
Other income (expense), net:
Loss from equity method investments, net	(133)	(10,541)	(265)	(19,909)
Interest expense, net	(12,183)	(12,932)	(24,254)	(22,580)
Other income (expense), net	642	1,614	(1,704)	966

Total other income (expense), net	(11,674)	(21,859)	(26,223)	(41,523)

Income (loss) from continuing operations before income taxes	(29,166)	30,138	38,831	73,178
Income tax expense	(18,185)	(6,305)	(44,027)	(21,739)

Income (loss) from continuing operations	(47,351)	23,833	(5,196)	51,439
Income (loss) from discontinued operations, net of tax	1,735	(2,080)	(4,821)	(6,511)

Net income (loss)	(45,616)	21,753	(10,017)	44,928
Foreign currency translation adjustment(2)	473	(336)	3,327	539

Comprehensive income (loss)	$(45,143)	$21,417	$(6,690)	$45,467

Income (loss) from continuing operations attributable to common shares:
Basic	$(47,472)	$23,016	$(5,465)	$49,880
Diluted	$(47,472)	$23,036	$(5,465)	$49,918

Basic earnings (loss) per common share:
Continuing operations	$(2.66)	$1.18	$(0.30)	$2.30
Discontinued operations	0.10	(0.11)	(0.27)	(0.30)

Basic earnings (loss) per common share	$(2.56)	$1.07	$(0.57)	$2.00

Diluted earnings (loss) per common share:
Continuing operations	$(2.66)	$1.15	$(0.30)	$2.24
Discontinued operations	0.10	(0.10)	(0.27)	(0.29)

Diluted earnings (loss) per common share	$(2.56)	$1.05	$(0.57)	$1.95

Weighted average common shares used in basic and diluted per share calculations:
Basic	17,848	19,541	18,057	21,730
Diluted	17,848	20,048	18,057	22,298
Dividends declared per common share	$0.30	—	$0.60	—

(1)	“Direct operating” excludes “Depreciation and other” of $29.6 million and $58.0 million for the three and six months ended June 30, 2015, respectively, and $31.4 million and $63.1 million for the three and six months ended June 30, 2014, respectively.
(2)	Foreign currency translation adjustment had no tax effect for the three and six months ended June 30, 2015 and 2014, respectively.

OUTERWALL INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	June 30, 2015	December 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$237,708	$242,696
Accounts receivable, net of allowances of $979 and $2,223	33,432	48,590
Content library	146,556	180,121
Prepaid expenses and other current assets	60,064	39,837

Total current assets	477,760	511,244
Property and equipment, net	360,445	428,468
Deferred income taxes	2,480	11,378
Goodwill and other intangible assets, net	531,446	623,998
Other long-term assets	7,098	8,231

Total assets	$1,379,229	$1,583,319

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$147,209	$168,633
Accrued payable to retailers	114,815	126,290
Other accrued liabilities	134,566	137,126
Current portion of long-term debt and other long-term liabilities	18,490	20,416
Deferred income taxes	25,676	21,432

Total current liabilities	440,756	473,897
Long-term debt and other long-term liabilities	892,075	973,669
Deferred income taxes	22,237	38,375

Total liabilities	1,355,068	1,485,941
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.001 par value - 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value - 60,000,000 authorized; 36,695,640 and 36,600,166 shares issued; 18,169,984 and 18,926,242 shares outstanding;	477,259	473,592
Treasury stock	(1,055,447)	(996,293)
Retained earnings	599,332	620,389
Accumulated other comprehensive income (loss)	3,017	(310)

Total stockholders’ equity	24,161	97,378

Total liabilities and stockholders’ equity	$1,379,229	$1,583,319

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating Activities:
Net income (loss)	$(45,616)	$21,753	$(10,017)	$44,928
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and other	45,174	49,154	93,718	98,258
Amortization of intangible assets	3,309	3,847	6,662	7,695
Share-based payments expense	3,289	3,079	7,192	6,844
Windfall excess tax benefits related to share-based payments	(160)	(243)	(686)	(1,953)
Deferred income taxes	(1,392)	(5,440)	(3,939)	(15,004)
Restructuring and lease termination costs(2)	—	—	1,680	—
Loss from equity method investments, net	133	10,541	265	19,909
Amortization of deferred financing fees and debt discount	692	1,216	1,385	2,522
Loss from early extinguishment of debt	—	1,963	—	1,963
Goodwill impairment	85,890	—	85,890	—
Other	383	(1,040)	(816)	(1,164)
Cash flows from changes in operating assets and liabilities:
Accounts receivable, net	3,254	11,283	15,077	5,331
Content library	24,703	27,505	34,659	47,486
Prepaid expenses and other current assets	(18,976)	(24,952)	(22,082)	22,003
Other assets	154	599	322	1,036
Accounts payable	(20,617)	(43,605)	(17,697)	(70,995)
Accrued payable to retailers	6,931	8,762	(11,510)	(6,723)
Other accrued liabilities	(12,008)	(1,589)	1,112	(4,716)

Net cash flows from operating activities(1)	75,143	62,833	181,215	157,420
Investing Activities:
Purchases of property and equipment	(19,508)	(26,076)	(40,217)	(53,016)
Proceeds from sale of property and equipment	2,817	962	2,940	1,793
Cash paid for equity investments	—	—	—	(10,500)

Net cash flows used in investing activities(1)	(16,691)	(25,114)	(37,277)	(61,723)
Financing Activities:
Proceeds from issuance of senior unsecured notes	—	295,500	—	295,500
Proceeds from new borrowing on Credit Facility	77,000	230,000	112,000	505,000
Principal payments on Credit Facility	(68,875)	(505,000)	(185,750)	(534,375)
Financing costs associated with Credit Facility and senior unsecured notes	—	(2,082)	—	(2,082)
Settlement and conversion of convertible debt	—	(17,720)	—	(17,724)
Repurchases of common stock	(22,023)	(53,413)	(62,731)	(474,480)
Dividends paid	(5,417)	—	(11,019)	—
Principal payments on capital lease obligations and other debt	(3,033)	(3,384)	(6,278)	(7,081)
Windfall excess tax benefits related to share-based payments	160	243	686	1,953
Withholding tax paid on vesting of restricted stock net of proceeds from exercise of stock options	1,887	563	(1,201)	(1,025)

Net cash flows used in financing activities(1)	(20,301)	(55,293)	(154,293)	(234,314)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Effect of exchange rate changes on cash	1,623	(746)	5,367	406

Change in cash and cash equivalents	39,774	(18,320)	(4,988)	(138,211)
Cash and cash equivalents:
Beginning of period	197,934	251,546	242,696	371,437

End of period	$237,708	$233,226	$237,708	$233,226

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$10,933	$3,198	$22,846	$17,210
Cash paid during the period for income taxes, net	$53,905	$32,853	$66,896	$9,189
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment financed by capital lease obligations	$257	$2,467	$977	$5,513
Purchases of property and equipment included in ending accounts payable	$2,411	$1,724	$4,436	$1,724
Common stock issued on conversion of callable convertible debt	$—	$12,715	$—	$12,715
Non-cash debt issue costs	$—	$6,069	$—	$6,069

(1)	During the first quarter of 2015, we discontinued our Redbox operations in Canada. 2014 also includes the wind-down process of certain new ventures that were discontinued during 2013. Cash flows from these discontinued operations are not segregated from cash flows from continuing operations in all periods presented.
(2)	The non-cash restructuring and lease termination costs in the six months ended June 30, 2015 of $1.7 million is composed of $6.9 million in impairments of lease related assets partially offset by a $5.2 million benefit resulting from the lease termination.

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

Changes in our Organizational Structure

During the first quarter of 2015, we added ecoATM, our electronic device recycling business, as a separate reportable segment. Previously, the results of ecoATM along with those of other self-service concepts were included in our New Ventures segment. The combined results of the other self-service concepts, which include product sampling kiosk concept SAMPLEit, are now included in the All Other reporting category in the reconciliation below as they do not meet quantitative thresholds to be reported as a separate segment. All goodwill previously allocated to the New Ventures segment has been allocated to the ecoATM segment.

Comparability of Segment Results

We have recast prior period results for the following:

•	Discontinued operations, consisting of our Redbox operations in Canada which we shut down during the first quarter of 2015; and

•	The addition of our ecoATM segment and an All Other reporting category, which we added during the first quarter of 2015.

Our analysis and reconciliation of our segment information to the consolidated financial statements that follows covers our results of operations, which consists of our Redbox, Coinstar and ecoATM segments, Corporate Unallocated expenses and All Other. All Other includes the results of other self-service concepts, which we regularly assess to determine whether continued funding or other alternatives are appropriate.

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

Dollars in thousands
Three Months Ended June 30, 2015	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$438,976	$80,279	$26,062	$52	$—	$545,369
Expenses:
Direct operating	301,444	39,358	27,227	1,078	512	369,619
Marketing	4,266	1,232	2,149	258	142	8,047
Research and development	—	—	1,549	1	489	2,039
General and administrative	34,336	7,768	2,094	2,644	1,941	48,783
Goodwill impairment	—	—	85,890	—	—	85,890

Segment operating income (loss)	98,930	31,921	(92,847)	(3,929)	(3,084)	30,991
Less: depreciation, amortization and other	(33,063)	(8,437)	(6,305)	(678)	—	(48,483)

Operating income (loss)	65,867	23,484	(99,152)	(4,607)	(3,084)	(17,492)
Loss from equity method investments, net	—	—	—	—	(133)	(133)
Interest expense, net	—	—	—	—	(12,183)	(12,183)
Other, net	—	—	—	—	642	642

Income (loss) from continuing operations before income taxes	$65,867	$23,484	$(99,152)	$(4,607)	$(14,758)	$(29,166)

Dollars in thousands
Three Months Ended June 30, 2014	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$442,838	$79,880	$23,799	$10	$—	$546,527
Expenses:
Direct operating	317,376	40,203	22,387	436	1,332	381,734
Marketing	5,533	1,557	927	220	899	9,136
Research and development	18	153	1,391	675	1,175	3,412
General and administrative	33,692	7,169	3,564	573	3,598	48,596

Segment operating income (loss)	86,219	30,798	(4,470)	(1,894)	(7,004)	103,649
Less: depreciation, amortization and other	(38,783)	(8,921)	(3,812)	(136)	—	(51,652)

Operating income (loss)	47,436	21,877	(8,282)	(2,030)	(7,004)	51,997
Loss from equity method investments, net	—	—	—	—	(10,541)	(10,541)
Interest expense, net	—	—	—	—	(12,932)	(12,932)
Other, net	—	—	—	—	1,614	1,614

Income (loss) from continuing operations before income taxes	$47,436	$21,877	$(8,282)	$(2,030)	$(28,863)	$30,138

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

Dollars in thousands

Six Months Ended June 30, 2015	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$958,509	$149,609	$45,811	$76	$—	$1,154,005
Expenses:
Direct operating	644,379	76,621	50,033	2,269	1,501	774,803
Marketing	9,091	2,410	3,879	578	509	16,467
Research and development	—	—	3,005	(84)	1,202	4,123
General and administrative	68,071	15,563	4,062	5,151	4,492	97,339
Restructuring and lease termination costs	15,174	550	127	—	—	15,851
Goodwill impairment	—	—	85,890	—	—	85,890

Segment operating income (loss)	221,794	54,465	(101,185)	(7,838)	(7,704)	159,532
Less: depreciation, amortization and other	(64,670)	(16,255)	(12,207)	(1,346)	—	(94,478)

Operating income (loss)	157,124	38,210	(113,392)	(9,184)	(7,704)	65,054
Loss from equity method investments, net	—	—	—	—	(265)	(265)
Interest expense, net	—	—	—	—	(24,254)	(24,254)
Other, net	—	—	—	—	(1,704)	(1,704)

Income (loss) from continuing operations before income taxes	$157,124	$38,210	$(113,392)	$(9,184)	$(33,927)	$38,831

Dollars in thousands

Six Months Ended June 30, 2014	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$955,887	$148,633	$39,745	$24	$—	$1,144,289
Expenses:
Direct operating	680,977	77,926	38,318	844	3,311	801,376
Marketing	9,993	2,563	1,595	381	1,597	16,129
Research and development	26	422	3,175	1,307	1,956	6,886
General and administrative	72,393	14,166	6,443	1,494	6,708	101,204
Restructuring and lease termination costs	534	23	—	—	—	557

Segment operating income (loss)	191,964	53,533	(9,786)	(4,002)	(13,572)	218,137
Less: depreciation, amortization and other	(78,187)	(17,484)	(7,524)	(241)	—	(103,436)

Operating income (loss)	113,777	36,049	(17,310)	(4,243)	(13,572)	114,701
Loss from equity method investments, net	—	—	—	—	(19,909)	(19,909)
Interest expense, net	—	—	—	—	(22,580)	(22,580)
Other, net	—	—	—	—	966	966

Income (loss) from continuing operations before income taxes	$113,777	$36,049	$(17,310)	$(4,243)	$(55,095)	$73,178

APPENDIX A

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) goodwill impairment, ii) restructuring costs (including severance and early lease termination costs and related impairment of assets) associated with actions to reduce costs in our continuing operations across the Company, iii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, iv) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, v) tax benefits related to a net operating loss adjustment, and vi) tax benefit related to worthless stock deduction (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Dollars in thousands	2015	2014	2015	2014
Net income (loss) from continuing operations	$(47,351)	$23,833	$(5,196)	$51,439
Depreciation, amortization and other	48,483	51,652	94,478	103,436
Interest expense, net	12,183	12,932	24,254	22,580
Income taxes	18,185	6,305	44,027	21,739
Share-based payments expense(1)	3,320	3,079	7,261	6,844

Adjusted EBITDA from continuing operations	34,820	97,801	164,824	206,038
Non-Core Adjustments:
Goodwill impairment	85,890	—	85,890	—
Restructuring costs	—	—	15,851	469
Rights to receive cash issued in connection with the acquisition of ecoATM	1,005	3,338	2,925	6,759
Loss from equity method investments, net	133	10,541	265	19,909

Core adjusted EBITDA from continuing operations	$121,848	$111,680	$269,755	$233,175

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS from continuing operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations utilizing the treasury stock method excluding non-core adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Diluted EPS from continuing operations per common share (two-class method)	$(2.66)	$1.15	$(0.30)	$2.24
Adjustment from participating securities allocation and share differential to treasury stock method(1)	0.03	0.03	0.01	0.05

Diluted EPS from continuing operations (treasury stock method)	(2.63)	1.18	(0.29)	2.29
Non-Core Adjustments, net of tax:(1)
Goodwill impairment	4.77	—	4.71	—
Restructuring costs	—	—	0.53	0.01
Rights to receive cash issued in connection with the acquisition of ecoATM	0.04	0.13	0.11	0.23
Loss from equity method investments, net	0.01	0.32	0.01	0.53
Tax benefit from net operating loss adjustment	—	—	—	(0.04)
Tax benefit of worthless stock deduction	—	(0.11)	—	(0.10)

Core diluted EPS from continuing operations	$2.19	$1.52	$5.07	$2.92

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

A reconciliation of amounts used in calculating core diluted EPS from continuing operations in the table above is presented in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands	2015	2014	2015	2014
Income (loss) from continuing operations attributable to common shares	$(47,472)	$23,036	$(5,465)	$49,918
Add: income from continuing operations allocated to participating securities	121	797	269	1,521

Income (loss) from continuing operations	$(47,351)	$23,833	$(5,196)	$51,439

Weighted average diluted common shares	17,848	20,048	18,057	22,298
Add: diluted common equivalent shares of participating securities	127	133	181	190
Add: dilutive securities under treasury stock method	14	—	16	—

Weighted average diluted shares (treasury stock method)	17,989	20,181	18,254	22,488

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities. A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Dollars in thousands	2015	2014	2015	2014
Net cash provided by operating activities	$75,143	$62,833	$181,215	$157,420
Purchase of property and equipment	(19,508)	(26,076)	(40,217)	(53,016)

Free cash flow	$55,635	$36,757	$140,998	$104,404

Net Debt and Net Leverage Ratio

Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM). We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;

•	provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.

A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

	June 30,	December 31,
Dollars in thousands	2015	2014
Senior unsecured notes	$650,000	$650,000
Term loans	142,500	146,250
Revolving line of credit	90,000	160,000
Capital leases	9,876	15,391

Total principal value of outstanding debt including capital leases	892,376	971,641
Less domestic cash and cash equivalents held in financial institutions	(62,609)	(66,546)

Net debt	829,767	905,095
LTM Core adjusted EBITDA from continuing operations(1)	$533,400	$496,820

Net leverage ratio	1.56	1.82

(1)	LTM Core Adjusted EBITDA from continuing operations for the twelve months ended June 30, 2015 and December 31, 2014 was determined as follows:

Dollars in thousands
Core adjusted EBITDA from continuing operations for the six months ended June 30, 2015	$269,755
Add: Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2014 (1)	496,820
Less: Core adjusted EBITDA from continuing operations for the six months ended June 30, 2014	(233,175)

LTM Core adjusted EBITDA from continuing operations for the twelve months ended June 30, 2015	$533,400

(1)	Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2014 is obtained from our Form 8-K filed on May 8, 2015 for the period ended December 31, 2014, where it is reconciled to net income from continuing operations, the most comparable GAAP financial measure, and represents the LTM core adjusted EBITDA from continuing operations we use in our calculation of net leverage ratio as of December 31, 2014.